STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 1, 2010, between BTHC XIV, Inc., a Delaware corporation (“BTHC”), and Patrick D. Souter, an individual residing in Dallas, Texas (the “Purchaser”).

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, BTHC wishes to sell, and Purchaser wishes to purchase 5,704,408 million shares of the common stock of BTHC par value $0.001 per share (the “Common Stock” or the “Shares”); and

WHEREAS, the consideration for the Common Stock shall be $0.001 per share of Common Stock for a total of $5,704.41 (the “Common Stock Purchase Price” or the “Purchase Price”); and

WHEREAS, it is the intention of the Purchaser to utilize BTHC as the platform for implementing the business plan of developing and operating a restaurant and bar concept.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, BTHC and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means a board of directors of BTHC.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

 “Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Purchase Price and (ii) BTHC’s obligations to deliver the Shares, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of BTHC, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of BTHC which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of Common Stock issuable upon a stock split, stock dividend or any subdivision of shares of Common Stock.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall mean the Preferred Stock of BTHC, par value $.001 per share.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

 “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Shares” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. .

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement and all exhibits and schedules hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Securities Transfer Corporation, the current transfer agent of BTHC, and any successor transfer agent of BTHC.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, BTHC agrees to sell, and the Purchaser agrees to purchase 5,704,408 million Shares of Common Stock.  Purchaser shall deliver to BTHC the Purchase Price and BTHC shall provide Purchaser evidence that the Shares have been issued in the name of the Purchaser and are noted on BTHC’s stock transfer records in book entry form.  BTHC and Purchaser shall each deliver to the other items set forth in Section 2.2 deliverable at the Closing.  Upon waiver or satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at such location as the parties shall mutually agree.

2.2	Deliveries.

(a) On or prior to the Closing Date, BTHC shall deliver or cause to be delivered to the Purchaser the following:

(i)	the Transaction Documents signed by BTHC;

(ii)
resignation letters of such officers and directors of BTHC as the Purchaser may specify in its sole discretion in writing prior to the Closing, and resolutions of the BTHC’s board appointing Purchaser as the sole officer and a director of BTHC, to serve in such capacity until the next annual meeting of BTHC’s stockholders or his sooner replacement, as applicable; and

(iii)	a copy of the Certificate of Compliance as filed with the US Bankruptcy court necessary to satisfy BTHC’s obligations under its confirmed plan of bankruptcy.

(b) On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to BTHC the following:

(i)	this Agreement duly executed by Purchaser along with the Purchase Price; and

(ii)	all other Transaction Documents, duly executed by Purchaser.

2.3	Closing Conditions.

(a) The obligations of BTHC hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein);

(ii)	all obligations, covenants and agreements of Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)	the delivery by Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects when made and on the Closing Date of the representations and warranties of BTHC contained herein (unless as of a specific date therein);

(ii)	all obligations, covenants and agreements of BTHC required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the delivery by BTHC of the items set forth in Section 2.2(a) of this Agreement;

(iv)	there shall have been no Material Adverse Effect with respect to the BTHC since the date hereof; and

(vii)	from the date hereof to the Closing Date, no banking moratorium shall have been declared either by the United States or Nevada State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of BTHC.  Except as set forth in the SEC Reports, which SEC Reports shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the applicable SEC Report, BTHC hereby makes the following representations and warranties to Purchaser as of the Closing Date:

(a) Subsidiaries. BTHC has no subsidiaries.

(b) Organization and Qualification.  BTHC is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  BTHC is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  BTHC is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of BTHC, taken as a whole, or (iii) a material adverse effect on BTHC’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Notwithstanding the foregoing, the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect:” (A) any action or omission of BTHC taken with the prior written consent of the Purchaser; or (B) any violations or other matters that occur as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement.

(c) Authorization; Enforcement.  BTHC has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by BTHC and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of BTHC and no further action is required by BTHC, the Board of Directors or BTHC’s stockholders in connection therewith other than in connection with the Required Approvals.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by BTHC and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of BTHC enforceable against BTHC in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts.  The execution, delivery and performance by BTHC of the Transaction Documents, the sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of BTHC’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of BTHC, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a BTHC debt or otherwise) or other understanding to which BTHC is a party or by which any property or asset of BTHC is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which BTHC is subject (including federal and state securities laws and regulations), or by which any property or asset of BTHC is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(ii)   There are no contracts, agreements or understandings, oral or written, to which BTHC is party which in any way prohibit or restrict, either currently, with the passage of time or the giving of notice, BTHC from engaging in any lawful business in any location anywhere in the world whatsoever.

(e) Filings, Consents and Approvals; Bankruptcy Action.  Except as required under its Plan of Bankruptcy, BTHC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by BTHC of the Transaction Documents. Furthermore, BTHC hereby represents and warrants that by entering into this Agreement and undertaking to move forward with the business plan of developing and operating a restaurant and bar in Carrollton, Texas it will satisfy the requirements of the Plan of Bankruptcy to which BTHC, as the successor in interest to the Target Debtor, as defined therein, is a party relating to the requirement that it must engage in business on or before the Consummation of Plan Date, as that term is defined in the Plan.

(f) Issuance of the Shares.   The Shares when issued shall be duly authorized, duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by BTHC other than restrictions on transfer provided for in the Transaction Documents.

(g) Capitalization.  The capitalization of BTHC is as follows: 40 million shares of Common stock being duly authorized of which 300,232 shares of Common Stock are issued and outstanding and 10 million shares of Preferred Stock being authorized, none of which are issued and outstanding. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which BTHC is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The sale of the Shares by BTHC will not obligate BTHC to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of BTHC’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of BTHC are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the consummation of the transactions contemplated by the Transaction Documents.  There are no stockholders agreements, voting agreements or other similar agreements with respect to BTHC’s capital stock to which BTHC is a party or, to the knowledge of BTHC, between or among any of BTHC’s stockholders.

(h) SEC Reports; Financial Statements.  BTHC has filed all reports, schedules, forms, statements and other documents required to be filed by BTHC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as BTHC was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  BTHC has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of BTHC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of BTHC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports or except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) BTHC has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in BTHC’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) BTHC has not altered its method of accounting, (iv) BTHC has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) BTHC has not issued any equity securities to any officer, director or Affiliate.  BTHC does not have pending before the Commission any request for confidential treatment of information.  Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to BTHC or its business, properties, operations, assets or financial condition, that would be required to be disclosed by BTHC under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j) Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of BTHC, threatened against or affecting BTHC, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  BTHC is not, nor is any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of BTHC, there is not pending or contemplated, any investigation by the Commission involving BTHC or any current or former director or officer of BTHC.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by BTHC under the Exchange Act or the Securities Act.

(k) Labor Relations.  BTHC does not currently have and has never had any employees.

(l) Compliance. BTHC is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by BTHC under), nor has BTHC received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Regulatory Permits.  BTHC possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct business as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and BTHC has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. BTHC has no material assets.

(o) Patents and Trademarks. BTHC has no patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses or other intellectual property rights or any similar rights.

(p) Insurance.  BTHC has no policy of insurance.

(q) Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of BTHC is presently a party to any transaction with BTHC (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, any entity in which any officer or director has a substantial interest or is an officer or director, trustee or partner, in each case in excess of $120,000.

(r) Investment Company. BTHC is not, and is not an Affiliate of, and following the consummation of the transactions contemplated by the Transaction Documents will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  BTHC shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(s) Registration Rights.  No Person has any right to cause BTHC to effect the registration under the Securities Act or Exchange Act of any securities of BTHC.

(t) Registration of Securities.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and BTHC has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has BTHC received any notification that the Commission is contemplating terminating such registration.

(u) Application of Takeover Protections.  BTHC and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under BTHC’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and BTHC fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including without limitation as a result of BTHC’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(v) Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, BTHC confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its representatives, agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  BTHC understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of BTHC.  All of the disclosure furnished by or on behalf of BTHC to the Purchaser regarding BTHC, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. BTHC acknowledges and agrees that the Purchaser makes, has not made, nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof and in the other Transaction Documents to which the Purchaser is a party.

(w) Tax Status. BTHC has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and BTHC has no knowledge of a tax deficiency which has been asserted or threatened against BTHC.

(x) Accountants.  BTHC’s accounting firm is a registered public accounting firm as required by the Exchange Act.

(y) No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by BTHC to arise, between BTHC and the accountants and lawyers formerly or presently employed by BTHC and BTHC is current with respect to any fees owed to its accountants and lawyers which could affect BTHC’s ability to perform any of its obligations under any of the Transaction Documents.

(z) Regulation M Compliance.  BTHC has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of BTHC to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of BTHC.

(aa) Stock Option Plans. BTHC has no stock option or restricted security plans, agreements or arrangements.  BTHC has not knowingly granted, and there is no and has been no policy or practice to knowingly grant, stock options or restricted securities prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding BTHC or its financial results or prospects.

3.2           Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to BTHC as follows (unless as of a specific date therein)

(a)           Authority.  Each Transaction Document to which Purchaser is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against him in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Government Consent etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Transaction Documents, or the offer and sale of the Shares, or the consummation of any other transaction contemplated hereby other than those filings required under the Exchange Act.

           (c)           Disclosure of Information.  The Purchaser represents that he has had an opportunity to ask questions and receive answers from BTHC regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of BTHC.

           (d)           Restricted Securities.  The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from BTHC in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may not be resold without registration under the Securities Act, except in certain limited circumstances.  In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and on requirements relating to BTHC that are outside the Purchaser’s control, and that BTHC is under no obligation and may not be able to satisfy.

           (e)           Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a) The Shares may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to BTHC or to an Affiliate of Purchaser or in connection with a pledge as contemplated in Section 4.1(b), BTHC may require the transferor thereof to provide to BTHC an opinion of counsel selected by the transferor and reasonably acceptable to BTHC, the form and substance of which opinion shall be reasonably satisfactory to BTHC, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.

(b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND, IF APPLICABLE, THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION OR IN THE ABSENCE OF SUCH REGISTRATION UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATSIFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

BTHC acknowledges and agrees that Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement  and, if required under the terms of such arrangement, Purchaser may transfer pledged or secured Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of BTHC and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At Purchaser’s expense, BTHC will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

(c) Purchaser agrees with BTHC that Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon BTHC’s reliance upon this understanding.

4.2           Furnishing of Information; Public Information.   As long as Purchaser owns the Shares, BTHC covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by BTHC after the date hereof pursuant to the Exchange Act even if BTHC is not then subject to the reporting requirements of the Exchange Act.  BTHC further covenants that it will take such further action as any holder of Shares may reasonably request, to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.3           Securities Laws Disclosure; Publicity.  BTHC shall, by 8:30 a.m. (Dallas, Texas time) on the 4th Business Day immediately following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents as exhibits thereto.  BTHC and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither BTHC nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of BTHC, with respect to any press release of Purchaser, or without the prior consent of the Purchaser, with respect to any press release of BTHC, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.4           Shareholder Rights Plan.  No claim will be made or enforced by BTHC, with the consent of BTHC, or any other Person, that Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by BTHC, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between BTHC and the Purchaser.

4.5           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, BTHC covenants and agrees that neither it, nor any other Person acting on its behalf, will provide Purchaser or its agents or counsel with any information that BTHC believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement with BTHC regarding the confidentiality and use of such information. BTHC understands and confirms that Purchaser may rely on the foregoing covenant in effecting transactions in securities of BTHC.

4.6           Indemnification of the Purchaser.  Subject to the provisions of this Section 4.6, BTHC will indemnify and hold the Purchaser and his representatives and agents  (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by BTHC in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of BTHC who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is pleaded with particularity as follows and based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, Purchaser Party shall promptly notify BTHC in writing, and BTHC shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by BTHC in writing, (ii) BTHC has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of BTHC and the position of such Purchaser Party, in which case BTHC shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. BTHC will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without BTHC’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.7           Certain Transactions and Confidentiality. Purchaser covenants that neither he, nor any Affiliate acting on his behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of BTHC’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K.  Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by BTHC pursuant to the Current Report on Form 8-K, Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.  Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, BTHC expressly acknowledges and agrees that (i) Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of BTHC after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K, (ii) Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of BTHC in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K and (iii) Purchaser shall have no duty of confidentiality to BTHC after the issuance of the Current Report on Form 8-K regarding this Agreement.

ARTICLE V.

MISCELLANEOUS

5.1           Termination; Cooperation.

(a)           This Agreement may be terminated by the Purchaser if the Closing has not been consummated on or before June 10, 2010.

(b)           From the date hereof until the Closing Date, BTHC will cooperate, and will cause its officers, directors, agents and advisers to cooperate, with the Purchaser on any due diligence investigation of BTHC, its business, officers and directors, and BTHC will promptly notify (or cause to be notified) the Purchaser of any material event or events of any nature whatsoever regarding BTHC or the subject matter of the Purchaser’s due diligence investigation.

5.2           Fees and Expenses.  The Purchaser and BTHC shall pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents.    BTHC shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser other than taxes based upon income.

5.3           Entire Agreement; Further Assurances.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Transaction Documents.

5.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Dallas, Texas time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (Dallas, Texas time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by BTHC and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. BTHC may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser.  Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Shares, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to Purchaser.

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts and agreements made and to be performed solely within the State of Delaware.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Dallas, Texas.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Dallas, Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.10           Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13           Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, BTHC shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BTHC of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.14           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and BTHC will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15           Saturdays, Sundays, Holidays, etc.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.16           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.17           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BTHC XIV, INC.
By: /s/ Timothy P. Halter Name: Timothy P. Halter Title: President and Chief Executive Officer
PURCHASER
By: /s/ Patrick D. Souter Name: Patrick D. Souter